Exhibit 99.1

Contacts:
Jim Mazzola
858-704-8122
ir@halozyme.com

Chris Burton
858-704-8352
ir@halozyme.com

FOR IMMEDIATE RELEASE

HALOZYME PROVIDES KEY PROGRAM UPDATES, 2016 FINANCIAL GUIDANCE AT 34TH ANNUAL JP MORGAN HEALTHCARE CONFERENCE

— Achieved Targeted Patient Enrollment in Phase 2 Metastatic Pancreatic Cancer Study, Remains on Schedule to Initiate Phase 3 Study at the End of March —

— Reports a Continued Reduction in Rate of Thromboembolic Events from Stage 2 of Phase 2 Study in Metastatic Pancreatic Cancer Patients —

SAN DIEGO, January 11, 2016 — Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing novel oncology and drug-delivery therapies, today provided key program updates and its annual financial guidance at the 34th annual JP Morgan Healthcare Conference.

“We enter the year with great momentum in our expanded PEGPH20 clinical program and with our collaboration partners, including achieving targeted enrollment in our Phase 2 study in pancreatic cancer patients and signing our sixth ENHANZE global collaboration and licensing agreement through the Lilly relationship we announced last month,” said Dr. Helen Torley, president and chief executive officer. “In 2016, we will continue to invest to advance our study of the pan-tumor potential of PEGPH20, and to further expand the value of our growing ENHANZE franchise.”

Program updates and recent highlights include:

•                  Achieving target enrollment in Stage 2 of Halozyme Study 202 of investigational new drug PEGPH20 in metastatic pancreatic ductal adenocarcinoma patients. Halozyme has enrolled approximately 120 patients through the end of 2015. The company remains blinded to the efficacy results and projects presentation of mature progression-free survival data in the event driven study in the fourth quarter of 2016.

•                  Reporting a continued reduction in the rate of thromboembolic (TE) events in the PEGPH20 treatment arm in Stage 2 of Study 202. With patient data through Dec. 15, 2015, Halozyme reported a TE event rate in the PEGPH20 arm of 12 percent (9 out of 73 patients) compared to the previously reported 42 percent (31 out of 74 patients) in Stage 1 of the study. Halozyme amended the study protocol in 2014, including the addition of prophylactic administration of low molecular weight heparin (enoxaparin) in both treatment arms based on a reported potential imbalance of TE events in the study.

The TE event rate in both stages and arms of the study are:

TE Event Rate
	Enoxaparin Prophylaxis Dose	PEGPH20 + ABRAXANE, gemcitabine arm	ABRAXANE, gemcitabine arm

Stage 1 (through Dec. 5, 2014)	N/A	42% (n=74)	25% (n=61)

Stage 2 (through Dec. 15, 2015)	40 mg/day; or, 40 mg/day increased to 1 mg/kg/day	28% (n=18)	29% (n=7)

	Started on 1 mg/kg/day	7% (n=55)	4% (n=27)

	TOTAL — Stage 2	12% (n=73)	9% (n=34)

•                  Progressing toward HALO-301 | Pancreatic study start, the company provided an update on the Phase 3 trial design selecting approximately 200 sites in 20 countries concentrated in North America, Europe, South America and Asia Pacific. The protocol and statistical design have been reviewed by the majority of participating countries, including the U.S. and multiple E.U. member states through the voluntary harmonization procedure (VHP).

The trial is powered for two primary endpoints, progression-free survival (PFS) and overall survival. Statistical powering to support PFS is based on achieving a hazard ratio of 0.59

•                  Advancing development of the companion diagnostic test to prospectively identify patients with high levels of hyaluronan, or HA.

Halozyme has partnered with Ventana to develop the companion diagnostic and today announced the methodology and scoring algorithm have been finalized. Based on the cutpoint for the Ventana diagnostic, Halozyme now expects approximately 35 to 40 percent of metastatic pancreatic cancer patients to have high-HA tumors, similar to the previously reported interim results from Stage 1 of its Phase 2 study using the Halozyme prototype assay.

Analysis of biopsy samples from patients in Stage 1 of Study 202 with the new diagnostic show a PFS benefit in the PEGPH20 arm with a hazard ratio of 0.48.

•                  Signing last month a global collaboration and licensing agreement with Eli Lilly and Company (NYSE:LLY) to develop and commercialize products combining proprietary Lilly compounds with Halozyme’s ENHANZE™ platform. The agreement — Halozyme’s third in 12 months — is for up to 5 collaboration targets using Halozyme’s proprietary ENHANZE technology platform and is valued at up to $160 million for each target. The agreement included an upfront payment of $25 million.

•                  Securing $150 million in non-dilutive financing through a royalty-backed debt transaction announced January 4.

Halozyme also provided financial guidance today for 2016, including:

•                  Revenue of $110 million to $125 million, excluding revenue from any new ENHANZE global collaboration and licensing agreements that may be signed during the year. In 2015, Halozyme recorded $48 million for new ENHANZE partner upfront payments that was not included in 2015 guidance issued at the beginning of the year from initiation of agreements with AbbVie in June and Lilly in December.

•                  Operating Expenses of $240 million to $260 million, supporting the initiation of the Phase 3 study in metastatic pancreatic cancer patients and the continued execution of clinical programs to study the pan-tumor potential of PEGPH20 in non-small cell lung cancer, gastric and breast cancers.

•                  Cash flow of $35 million to $55 million, which assumes receipt in January of $25 million upfront payment from Lilly and $150M from the Royalty Backed Debt Financing.

•                  Year-end cash balance of $140 million to $160 million.

Halozyme will present at 4 p.m. PST on Tuesday, Jan. 12 at the JP Morgan Healthcare Conference.  The presentation will be webcast through the “Investors” section of Halozyme’s corporate website at www.halozyme.com, and a recording will be made available for 90 days following the event. To access the live webcast, please log on to Halozyme’s website approximately fifteen minutes prior to the presentation to register and download any necessary audio software.

About Study 202

Study 202 (Halo 109-202) is a phase 2 multi-center, randomized clinical trial evaluating investigational new drug PEGPH20 as a first-line therapy for potential treatment of patients with metastatic pancreatic cancer. The primary outcome of the trial is to measure improvement in progression-free survival in patients receiving investigational new drug PEGPH20 in combination with gemcitabine and ABRAXANE (nab-paclitaxel) compared to gemcitabine and ABRAXANE alone. A second primary endpoint will assess the TE event rate in the PEGPH20 treatment arm. Secondary endpoints also include objective response rate and overall survival. More information may be found at: http://oncologytrials.halozyme.com/pancreatic/

About PEGPH20

PEGPH20 is an investigational PEGylated form of Halozyme’s proprietary recombinant human hyaluronidase under clinical development for the potential systemic treatment of tumors that accumulate hyaluronan.

FDA granted orphan drug designation to PEGPH20 for treatment of pancreatic cancer and fast track for PEGPH20 in combination with gemcitabine and nab-paclitaxel for the treatment of metastatic pancreatic cancer. Additionally, the European Commission, acting on the recommendation from the Committee for Orphan Medicinal Products of the European Medicines Agency, designated investigational drug PEGPH20 an orphan medicinal product for the treatment of pancreatic cancer.

About ENHANZE™

ENHANZE™ is Halozyme’s proprietary drug delivery platform based on its patented, FDA-approved recombinant human hyaluronidase enzyme (rHuPH20) injection. The ENHANZE platform enables rHuPH20 to be co-administered with other biologics for both research and commercialization purposes. The combination of ENHANZE with some intravenously administered biologics and compounds offers the potential benefit of enabling subcutaneous delivery. In other cases, combining with ENHANZE may reduce the number of injections required for some subcutaneously administered biologics. For approved prescribing information for approved rHuPH20, visit www.hylenex.com.

About Halozyme

Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie and Lilly for its ENHANZE™ drug delivery platform. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company’s future expectations and plans for growth in 2016, timing and results of clinical trials, the development and commercialization of product candidates and the potential benefits and attributes of such product candidates and expected financial outlook for 2016) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues from collaborators or product sales, unexpected clinical trial delays or results, including enrollment delays, unexpected results or delays in development of product candidates and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2015. Halozyme does not undertake to update its forward-looking statements.

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